                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                          ---------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                        (Amendment No.______________)/1/


                        ALBANY MOLECULAR RESEARCH, INC.
                        -------------------------------
                               (Name of Issuer)

                         COMMON STOCK, $.01 PAR VALUE
                         ----------------------------
                        (Title of Class of Securities)

                                  012423 10 9
                                  -----------
                                (CUSIP Number)

                               DECEMBER 31, 1999
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)



/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 012423 10 9                   13G               PAGE 2 OF 5 PAGES
            -----------                                     -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Constance M. D'Ambra

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,596,214
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,596,214
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,596,214
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      17.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  012423 10 9             13G                       PAGE 3 OF 5 PAGES
----------------------                                       -----------------

Item 1(a).     Name of Issuer:

               Albany Molecular Research, Inc.
               -----------------------------------------------------------------

Item 1(b).     Address of Issuer's Principal Executive Offices:

               21 Corporate Circle, Albany, New York 12203-5154
               -----------------------------------------------------------------

Item 2(a).     Name of Person Filing

               Constance M. D'Ambra
               -----------------------------------------------------------------

Item 2(b).     Address of Principal Business Office or, if none, Residence

               370 Riverview Road, Rexford, New York 12148
               -----------------------------------------------------------------

Item 2(c).     Citizenship

               United States
               -----------------------------------------------------------------

Item 2(d).     Title of Class of Securities

               Common Stock, $.01 par value
               -----------------------------------------------------------------

Item 2(e).     CUSIP Number

               012423 10 9
               -----------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c). Check Whether the Person Filing is a: N/A.

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act

     (d) [_] Investment company registered under Section 8 of the Investment Company Act

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

CUSIP NO. 012423 10 9                   13G                PAGE 4 OF 5 PAGES
---------------------                                      -----------------

Item 4. Ownership.

     (a)  Amount beneficially owned:

          2,596,214/1/
------------------------------------------------------------------------------
     (b)  Percent of class:

          17.8%/2/
------------------------------------------------------------------------------
     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 0
                                                         ---------------------

          (ii)  Shared power to vote or to direct the vote 2,596,214/3/
                                                           -------------------

          (iii) Sole power to dispose or to direct the disposition of
                0
                --------------------------------------------------------------

          (iv) Shared power to dispose or to direct the disposition of 2,596,214/3/
                --------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.
         N/A
         ---------------------------------------------------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         N/A
         ---------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
         N/A
         ---------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.
         N/A
         ---------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.
         N/A
         ---------------------------------------------------------------------

Item 10. Certifications.
         N/A
         ---------------------------------------------------------------------

--------------------
/1/ Excludes (i) 1,719,164 shares held by the Thomas E. D'Ambra GRAT I trust of which Mrs. D'Ambra's spouse serves as trustee and (ii) 14,866 shares subject to options exercisable by Mrs. D'Ambra's spouse within 60 days of December 31, 1999, with respect to which shares Mrs. D'Ambra disclaims beneficial ownership.

/2/ Based on 14,593,559 shares of Common Stock outstanding as of December 31, 1999.

/3/  Includes 2,596,214 shares owned jointly with Mrs. D'Ambra's spouse.

CUSIP NO. 012423 10 9                   13G                 PAGE 5 OF 5 PAGES
---------------------                                       -----------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 11, 2000
                                        ------------------------------
                                                   (Date)

                                           /s/ Constance M. D'Ambra
                                        ------------------------------
                                               (Signature)

                                              Constance M. D'Ambra
                                        ------------------------------
                                                 (Name/Title)